Exhibit 99.1

Investors Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE: December 5, 2007

FOR RELEASE: Immediate
Kennametal Names Carlos M. Cardoso Chairman of the Board:
Larry D. Yost as Lead Director
LATROBE, Pa, December 5, 2007 — Kennametal Inc. (NYSE: KMT) today announced that its Board of Directors has elected Carlos M. Cardoso, the company’s President and CEO, to additionally serve as Chairman of the Board. Mr. Cardoso will assume the Chairmanship effective January 1, 2008. On that date, Larry D. Yost, who has served as Chairman of the Board since January 1, 2007, will become the Lead Director. Mr. Yost will also continue in his responsibilities as Chairman of the Nominating/Corporate Governance Committee.
Mr. Cardoso, recently named one of the best CEOs in the capital goods/industrials category and machinery sector by Institutional Investor Magazine, joined Kennametal Inc. in 2003. Before joining Kennametal, he held executive leadership positions with Flowserve Corporation, Honeywell/AlliedSignal, and Colt Industries. A member of The Stanley Works Board of Directors and of the board of trustees of the Manufacterers Alliance/MAPI, Mr. Cardoso holds a bachelor’s degree in business administration from Fairfield University in Fairfield, Connecticut, and a master’s degree in management from the Hartford Graduate Center.
“Having lived and worked on three continents, Carlos brings a truly global perspective to leading Kennametal,” commented Mr. Yost. “In addition, Carlos has a deep understanding, from the shop floor to the board room, of our industry. We are very pleased to have him as Chairman of the Board and I look forward to continuing to work closely with him as he leads Kennametal to the next level of performance.”

Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy some $2.4 billion annually of Kennametal products and services — delivered by our approximately 14,000 talented employees in over 60 countries — with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com. [KMT-G]
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